Exhibit 10.1

* MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  AN ASTERISK WITHIN BRACKETS DENOTES OMISSIONS.

ETHANOL PRODUCT OFF-TAKE AGREEMENT
BY AND AMONG
HEARTLAND GRAIN FUELS, LP AND
CONAGRA TRADE GROUP, INC.

This Ethanol Product Off-Take Agreement (the “Agreement”) is made effective as of this 1st day of June, 2008 (the “Effective Date”), by and among HEARTLAND GRAIN FUELS, LP, a Delaware limited partnership (“Producer”), and CONAGRA TRADE GROUP, INC., a Delaware corporation (“CTG”).

RECITALS

(a)           Producer will produce Ethanol (also referred to herein as the “Product”) at facilities located in Aberdeen and Huron, South Dakota (the “Plants”), with name plate capacities of approximately fifty five (55) million gallons and thirty two (32) million gallons, respectively, of Ethanol per Contract Year;

(b)           CTG is in the business of purchasing Product and marketing and reselling such Product to third-parties; and

(c)           Producer desires to deliver and sell to CTG, and CTG desires to purchase and take from Producer, the Product output of the Plants specified herein and CTG desires to provide certain related services to Producer on the terms and subject to the conditions contained in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the above Recitals, which are incorporated herein and made a part hereof, and the mutual promises and covenants set forth herein, and intending to be legally bound, CTG and Producer mutually agree as follows:

Article 1

DEFINITIONS

1.1                                “Acceptance Deadline” has the meaning provided for in Section 6.2.1.

1.2                                “Actually Placed” or “Actual Placement” means that such railcars have been delivered to and received by Producer at the Plants.

1.3                                “Agreement” means this Ethanol Product Off-Take Agreement and any exhibits or schedules attached hereto as the same may be amended from time to time.

1.4                                “Annual Forecast” has the meaning provided for in Section 4.1.1.

1.5                                “Bankruptcy” has the meaning provided for in Section 13.1.6.

1.6                                “Bid” has the meaning provided for in Section 6.2.1.

1.7           “Business Day or Business Days” means the hours from 8:00 a.m. to 5:00 p.m. Central Time excluding Saturdays, Sundays, and scheduled holidays observed by the Chicago Board of Trade, Chicago, Illinois, USA.

1.8           “Central Time” means the local time in Omaha, Nebraska at any relevant time, taking into account daylight savings time, if applicable.

1.9           “Commencement Date” means June 1, 2008.

1.10         “Confidential Information” has the meaning provided for in Section 10.1.

1.11         “Confirmation” has the meaning provided for in Section 6.2.1.

1.12         “Confirmed Price” has the meaning provided for in Section 6.2.1.

1.13         “Constructively Placed” or “Constructive Placement” means either: (i) with respect to a loaded shipment of Product by railcars, that such railcars are located at the Delivery Point in such condition ready for shipment to or if the Producer’s Constructively Placed designation is unavailable, then at such nearby location as determined by the railroad, or (ii) with respect to receipt of railcars for Product loading, that such railcars are located at the Delivery Point or if the Producer’s Constructively Placed designation is unavailable, then at such nearby location as determined by the railroad and within the operating hours specified, in such condition ready for Producer’s use in fulfilling its obligations hereunder.

1.14         “Contract Year” means a period of twelve (12) consecutive months with the first Contract Year to begin on the Commencement Date.

1.15         “Cross Default” has the meaning provided for in Section 13.4.

1.16         This section intentionally deleted.

1.17         “CTG Service Fee” has the meaning provided for in Section 6.5.

1.18         “Damages” has the meaning provided for in Section 12.1.

1.19         “Delivery” means the Product has crossed the point between the Terminal output apparatus and the intake apparatus of the respective Transport Carrier.

1.20         “Delivery Point” means for Transport Carriers the locations at the applicable Terminal or Plant where Transport Carriers are received for loading of Product on the respective Transport Carriers, as follows:

1.20.1                                          The Delivery Point for rail car shipments is the railway’s “Constructively Placed” or “Actually Placed” designation; and

1.20.2                                          The Delivery Point for trucks is the point that the Products are loaded into the truck from the respective Plant’s loading facility.

1.21         “Delivery Schedule” has the meaning provided for in Section 5.3.

1.22         “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Product shipments, including, without limitation, any delay related to any Transport Carrier, as applicable: (i) being incapable of timely loading any shipment of Product due to mechanical failure or for other reasons, or (ii) delivering any shipment of Product to an incorrect Delivery Point.

1.23         “Designated Logistics Individual” has the meaning provided for in Section 5.2.

1.24         “Designated Pricing Individual” has the meaning provided for in Section 6.1.

1.25         “DOT” means the United States Department of Transportation.

1.26         “Effective Date” has the meaning provided in the introductory paragraph.

1.27         “Ethanol” means the product meeting the Specifications set forth in Exhibit “A” attached hereto and incorporated herein by this reference.

1.28         “Event of Default” has the meaning provided for in Section 13.1.

1.29         “Favorable Terms” has the meaning provided for in Section 6.2.4.

1.30         “Force Majeure” has the meaning provided for in Section 11.2.

1.31         “Forward Market Services” has the meaning provided for in Section 9.1.

1.32         “Governing Body” means the American Arbitration Association.

1.33         “Governing Body Arbitration Rules” means the commercial arbitration rules of the Governing Body.

1.34         “Index Price” has the meaning provided for in Section 6.2.

1.35         “Industrial Product” has the meaning provided for in Section 6.4.

1.36         “Initial Term” has the meaning provided for in Section 2.1.

1.37         “Invoice” has the meaning provided for in Section 6.7.1.

1.38         “Invoice Date” has the meaning provided for in Section 6.7.1.

1.39         “Logistics” means activities related to or connected with either (i) transporting, storing and otherwise handling Product after Delivery to CTG hereunder, or (ii) delivery of Transport Carriers to the Delivery Point for Product loading.

1.40         “Nonconforming Product” has the meaning provided for in Section 4.3.

1.41         “Party” shall mean either Producer or CTG, as the context requires, and “Parties” shall mean both Producer and CTG.

1.42         “Plants” has the meaning provided for in the Recitals.

1.43         “Product” has the meaning provided for in the Recitals and shall include Industrial Product.

1.44         “Production Forecast” has the meaning provided in Section 4.1.2.

1.45         “Purchase Price” has the meaning provided for in Section 6.2.1.

1.46         “Renewal Term” has the meaning provided for in Section 2.2.

1.47         “Specifications” has the meaning provided in Section 4.2.

1.48         “Storage Costs” means direct or indirect costs incurred by CTG or charged by a third-party for storing Product together with insurance and all other charges incurred to third-parties in connection with such storage, without markup by CTG.

1.49         “Taxes” has the meaning provided for in Section 6.6.

1.50         “Term” has the meaning provided for in Section 2.2.

1.51         “Terminal” means the site and facilities of the applicable terminal operator serving the operations of the respective Plant.

1.52         “Transaction Document” means any and all other agreements entered into between the Parties concerning the subject matter of this Agreement.

1.53         “Transport Carrier” means railcars or trucks.

1.54         “Units” means gallons.

Article 2

TERM

2.1           Initial Term.  Unless terminated earlier according to its terms, this Agreement shall be in effect from and after the Effective Date for one (1) year beginning on the Commencement Date (the “Initial Term”).

2.2           Renewal Term.  The Initial Term may be extended for additional three (3) one year periods (each, a “Renewal Term”) upon mutual written consent of the Parties executed at least [*] prior to the end of the Initial Term or any Renewal Term (or shorter period to which the Parties may mutually agree in a writing executed by the Parties).  Collectively, the Initial Term and any Renewal Term are referred to herein as the “Term”,

Article 3

PRODUCT PURCHASE

3.1           Sale/Purchase.  Subject to Confirmations and third-party sales referenced in Section 6.2 and the other terms and conditions herein, on the Commencement Date and during each Contract Year thereafter, Producer shall sell and make available for Delivery to CTG, and CTG shall purchase and take Delivery of, one hundred percent (100%) of the Product produced at the Plants, less an estimated up to 2,000,000 gallons annually of Product which Producer is targeting for use in production of biodiesel, for local sales promotions, and/or E-85 sales (hereinafter the “Retained Product”).  For clarification purposes, the Retained Product shall be exempt from the foregoing Plant production output obligations to CTG.  Producer estimates its output production to be approximately eighty seven (87) million gallons of Ethanol for each Contract Year.  All Product produced at the Plants shall be subject to the terms of this Agreement.  Producer hereby represents and warrants that it has no obligation or commitment to any third party with respect to the delivery or sale of any ethanol to be produced at the Plant, and that any and all such obligations and commitments that existed prior to the date hereof (including with respect to Aventine Renewable Energy, Inc.) have been terminated or otherwise fulfilled without liability to any Party hereto as of the Commencement Date.

Article 4

PRODUCT QUANTITY AND QUALITY

4.1           Quantity.  Except as otherwise stated in this Agreement and except for the Retained Product, Producer shall sell its entire output of Product produced at the Plants to CTG.

For Product sales and purchase planning purposes, Producer shall provide to CTG, in form and substance acceptable to CTG, its monthly production targets reflected in the then current Annual Forecast and the Production Forecast (as those terms are defined below) in accordance with the following:

4.1.1

Promptly after the Effective Date, Producer’s monthly Product production output forecast for the Plants for the Initial Term (the “Annual Forecast”);

4.1.2

Within ten (10) days prior to the first day of each calendar month during the Term, a written update of the Annual Forecast (collectively, the “Production Forecast”). The Production Forecast shall be prepared on a rolling twelve (12) month basis in the event the Initial Term is extended pursuant to Section 2.2. The Production Forecast shall be the best estimate by Producer of the Plants’ Product production for the respective forecast periods. Producer shall have the right at any time on at least three (3) business days’ prior written notice to CTG to adjust the Production Forecast in its sole and absolute discretion, subject to the terms of this Agreement; provided, however, if any adjustment to Producer’s Production Forecast results in increased costs to CTG for replacement Product purchased from a third party or increased demurrage charges in respect of CTG’s confirmed orders, then Producer shall reimburse CTG for such costs limited to the actual increase in the cost of replacement product over the price of Product that is the subject of the confirmed order (including the net difference in shipping charges to the location specified in the Confirmed Order) and the actual increased demurrage charges associated with such Product. CTG agrees to use its commercially reasonable efforts to limit any such costs associated with schedule changes resulting from Producer’s adjustment of its Production Forecast.

4.1.3

On or before the first day of each calendar month during the Term, monthly written updates in writing or electronically concerning operations of the Plants and activities that relate to the output of Product;

4.1.4

On or prior to 8:30 a.m. Central Time of each day of operation, the estimated daily Product inventory balances of each Plant, Product production status and Product shipment information in writing or electronically;

4.1.5

Promptly after the Effective Date, and at least forty five (45) days prior to the beginning of each calendar year during the Term, written notice of any then-scheduled Plant shutdowns;

4.1.6

Prompt written notice, within twenty four (24) hours, of any event that has resulted or could reasonably be expected to result in an unscheduled Plant shut down, suspension or significant decrease in the Plants’ production of Product that was not reported or anticipated in the Production Forecasts provided for herein; and

4.1.7

Immediately upon request, such other information reasonably requested by CTG.

The quantity of each Delivery of Product to CTG shall be established by origin weight or origin metered volume prior to shipment and certified by Producer as of the time of such weighing or metering.  Producer shall measure either the weight or the volume of the shipments on scales or metering equipment calibrated at least once yearly beginning on the Commencement Date during the Term of this Agreement in accordance with the USDA Grain Inspection, Packers & Stockyard’s Administration’s applicable standards and which provide both gross and net 60°

Fahrenheit temperature compensated gallons.  In the event that the scale or metering equipment at the Plants is deemed faulty or inoperable, then the quantity of Product shall be established by a replacement scale or replacement metering system(s) which is/are certified as of the time of such weighing or metering and which comply with the terms and conditions of this Agreement and all applicable laws, rules and regulations.

4.2           Quality.  Unless otherwise agreed by CTG in writing, Producer represents and warrants that the Product produced at the Plants and delivered to CTG (i) shall be free and clear of all liens and encumbrances, (ii) shall comply in all material respects with any applicable federal, state, and local laws, regulations and requirements governing quality, naming, and labeling of Product, and (iii) except for any Industrial Product (as defined herein) which may be as much as 9,000,000 gallons annually and produced at the Aberdeen I Plant, the specifications of which shall be determined by Producer in its sole discretion, shall conform to the specifications set forth in Exhibit “A” attached hereto (the “Specifications”).  The Specifications shall be deemed modified upon mutual agreement or, without any further action by either of the Parties hereto, from time to time to conform with legally mandated standards currently in existence or as modified or amended.

4.2.1

Producer shall provide to CTG, on or prior to Delivery of any Product to CTG, a certificate representing an analysis of the Product to be sold to CTG, certifying and evidencing to the reasonable satisfaction of CTG that such Product (i) is free and clear of all liens and encumbrances, (ii) complies in all material respects with any applicable federal, state, and local laws, regulations and requirements governing quality, naming, and labeling of Product, and (iii) conforms to the Specifications. Producer, at its sole cost and expense, shall provide or cause to be provided all testing and related test equipment, which shall be calibrated at least once every six (6) months during the Term of this Agreement, at or in the vicinity of the Plants to determine, to CTG’s satisfaction, that the Product is compliant with the Specifications. CTG or CTG’s representative shall have the right to perform, at any time and at CTG’s sole expense, tests to determine whether or not the Product is in compliance with the Specifications. If the Product so tested does not conform to the Specifications, Producer shall reimburse CTG its actual costs in conducting such tests.

4.2.2

If Producer knows or reasonably suspects that any of the Product produced at the Plants are adulterated or misbranded, or do not conform to any warranty or Specification, Producer shall promptly notify CTG to such effect so that such Product can be tested before entering interstate commerce. If CTG knows or reasonably suspects that any of the Products produced by Producer at the Plants are adulterated, misbranded or non-conforming to the Specifications, then CTG may obtain independent laboratory tests of the Product in question. If such Product is tested and found to comply with all warranties and the Specifications made by Producer herein, then CTG shall be responsible for all applicable testing costs; and if the Product is found not to conform with such warranties and the Specifications, Producer shall be responsible for all applicable testing costs.

4.2.3

CTG’s payment for the Product, whether or not in conformance with this Agreement or any applicable Confirmation, does not constitute a waiver by CTG of CTG’s rights in the event the Product does not comply with the terms of this Agreement.

4.2.4

Producer shall, using standard sampling methodology, take an origin sample of the Product from each Transport Carrier before such shipment of the

Product leaves each Plant. Producer shall label such samples to indicate the date of shipment and the Transport Carrier number involved. Unless the Parties agree otherwise, Producer shall store such samples at the Plants for testing by CTG, at CTG’s sole discretion, for a period of six (6) months, at which time Producer may include the sample Product in future shipments to CTG.

4.2.5

If requested by CTG, Producer shall provide all information to CTG pursuant to this Section 4.2 in electronic form.

4.3           Nonconforming Product.  In the event the Product delivered to CTG is determined to be nonconforming to the Specifications or otherwise nonconforming in any material respect to any other representation or warranty made by Producer herein (the “Nonconforming Product”), CTG shall notify Producer of CTG’s rejection of such Nonconforming Product in writing within two (2) Business Days of determining that such Product is a Nonconforming Product.  CTG shall provide a copy of the certified laboratory report(s) evidencing the nonconformity.  Producer will then direct CTG to either (i) sell the Nonconforming Product at a discounted price, or (ii) return the Nonconforming Product to Producer, each at Producer’s sole cost and expense.  Producer shall replace the Nonconforming Product with an acceptable type and/or quality of Product within two (2) Business Days of receipt of written notice that the delivered Product is nonconforming.  In the event Producer is unable to replace the Nonconforming Product within said two (2) day period, CTG shall have the option in CTG’s sole, absolute and unreviewable discretion to return the Nonconforming Product, withhold payment therefor and purchase replacement Product.  Producer will be responsible for the difference in cost between the higher cost replacement Product and the cost of Producer’s Product which is the subject of the confirmed order, and the costs of returning or disposing of any such Nonconforming Product.  Such costs may include, without limitation, reasonably incurred Storage Costs or costs reasonably incurred by CTG to return such Nonconforming Product to Producer.  If such Nonconforming Product is sold by CTG at a discount, the Purchase Price payable by CTG may be reasonably adjusted by CTG by the amount of such discount and payment shall be made according to this Agreement.

Article 5

DELIVERY, SCHEDULING AND LOGISTICS

5.1           Delivery.  Delivery of Product hereunder shall take place at the applicable Delivery Point for Product and in accordance with the applicable Confirmation.

5.2           Designated Logistics Individual.  At all times from the Commencement Date until the expiration of the Term, Producer shall designate (and may re-designate from time to time) in writing to CTG, a qualified, full-time, individual for daily operational and Logistics issues who shall interact directly with CTG relating to such matters and shall have full, binding authority on behalf of Producer for all operational and Logistics matters with respect to the transactions contemplated herein (the “Designated Logistics Individual”).

5.3           Delivery Schedule.  The Parties shall jointly develop a delivery schedule (the “Delivery Schedule”), the format of which will be mutually agreed upon by the Parties, which will serve as the formal planning tool for Logistics purposes for each calendar quarter and each month of the calendar quarter.  The initial draft of each Delivery Schedule shall be submitted by Producer to CTG no later than ten (10) Business Days prior to the end of each calendar quarter.  The Delivery Schedule shall pertain to the second calendar quarter following the calendar quarter in which the Delivery Schedule is submitted to CTG and shall reflect Product delivery requirements (e.g., the Delivery Schedule submitted prior to the end of the quarter ending December 31 will cover the quarter beginning April 1 and ending June 30).  The use of the Delivery Schedule shall commence for the first calendar quarter in which Product production at the Plants is forecasted.  The initial draft of the Delivery Schedule shall reflect a three (3) month daily forecast and shall include:

5.3.1

Submission date;

5.3.2

Production plan with estimated production quantities of Product;

5.3.3

Estimated start-of-quarter inventory of Product by and in Units;

5.3.4

Comments regarding operations, scheduled shutdowns, and other comments relating to market, Logistics, and inventory management; and

5.3.5

Should any changes from the Delivery Schedule be anticipated for the subsequent three (3) calendar quarters, Producer shall communicate such changes in writing together with the above information. Such changes could include: production rates per month, quantities of Product to be produced and a list of special operational and delivery considerations.

5.4           CTG’s Covenants.  CTG shall be responsible for the coordination and management of Logistics which arise after Delivery and for delivery of Transport Carriers to the Delivery Point for Product loading, except as otherwise stated herein, CTG covenants and agrees to:

5.4.1

Secure and maintain all necessary agreements, licenses, documents and contracts related to the transport of the Product from the Delivery Point;

5.4.2

Establish, monitor and communicate Logistics-related data to Producer as reasonable to ensure the shipment of Product in accordance with the applicable Delivery Schedule;

5.4.3

Provide Producer with estimated annual Product requirements and delivery schedules to assist Producer in preparing the Delivery Schedule;

5.4.4

Except as otherwise expressly provided herein, secure and supply to Producer in connection with Delivery of Products herein all Transport Carriers (the owner or lessee of which shall be CTG and not Producer), and bear all costs relating to same, and advise Producer on tracking Transport Carriers and applicable respective estimated times of arrival therefore in an effort to reduce Demurrage and other costs; and

5.4.5

Schedule the loading and shipping of all outbound Product purchased hereunder and shipped by Transport Carrier.

5.4.6

Comply in all material respects with all applicable federal, state, and local laws, regulations and requirements regarding the shipment of Product from the Plants including, but not limited to, all DOT requirements relating to the shipment of hazardous materials or otherwise applicable to the shipment of the Product (e.g. proper paperwork, rail cars meeting DOT requirements, etc.);

5.5           Producer’s Covenants.  Producer shall be responsible for the coordination and management of transporting, storing and otherwise handling Product up through completion of Delivery of the Product to CTG and, except as otherwise stated herein, Producer covenants and agrees to:

5.5.1

Provide a qualified, full-time, designated individual for daily shipping, storage, and such matters up through Delivery;

5.5.2

Comply in all material respects with all applicable federal, state, and local laws, regulations and requirements regarding the labeling and shipment of Product applicable to Producer in connection with Delivery of Product at the Plants including, but not limited to, all DOT requirements relating to the labeling and shipment of hazardous materials or otherwise applicable to the labeling and shipment of the Product (e.g. proper paperwork, rail cars meeting DOT requirements, etc.);

5.5.3

Provide to CTG and CTG’s representatives access to the Plants in a manner and at all times reasonably necessary and convenient for CTG to take Delivery of the Product;

5.5.4

Provide all labor, facilities and equipment necessary to load the Transport Carriers and consummate Delivery of the Product at no charge to CTG;

5.5.5

Handle the Product in a good and workmanlike manner in accordance with CTG’s requirements, all governmental regulations and in accordance with normal industry practice;

5.5.6

Maintain all loading facilities at the respective Terminal and Delivery Point in a safe operating condition in accordance with normal industry standards;

5.5.7

Prior to Delivery, inspect all applicable Transport Carriers in accordance with industry standards to ensure that the same are free of debris and foreign material that are prohibited under applicable laws or industry standards, free of odor and visually ascertainable contamination, and free of leaks from the Transport Carrier valves, and immediately notify CTG upon the discovery of or suspicion of the presence of such items to allow the Parties to coordinate the removal of such contaminants or arrange for substitute transportation equipment;

5.5.8

Use commercially reasonable efforts to load all Transport Carriers to full capacity at the Delivery Point. In the event that a Transport Carrier is not loaded to full capacity due to Producer’s failure to use such commercially reasonable efforts, Producer shall pay that portion of freight charges allocable to the unused capacity of the applicable Transport Carrier and shall notify CTG within one (1) Business Day of the occurrence of such partial load;

5.5.9

Provide, at Producer’s sole cost and expense, storage capacity for a minimum of three (3) calendar days production of Product at the Plants, in accordance with industry standard and all applicable state and federal regulations; and

5.5.10

Provide CTG with such accounting, financial and other information as may be requested in order for CTG to monitor and assess Producer’s credit status during the Term.

5.6           Producer’s Demurrage Obligations.  Producer shall be responsible for Demurrage and other applicable freight and storage penalties which may accrue during the period commencing after the Transport Carriers are received by Producer for loading of Product on the respective Transport Carriers and ending when Transport Carriers are loaded and ready for shipment at the Delivery Point, but only to the extent that such penalties arise as a result of Producer’s conduct in its performance under this Agreement.

5.7           Notification of Problems with Delivery.

5.7.1

CTG shall inform Producer of any problem regarding any Delivery or shipment of Product within one (1) Business Day by facsimile or email, and telephone, after CTG becomes aware of any such problem. An example of such problem(s) includes, but is not limited to, a difference in the quantity of the Delivery of Product from that quantity set out in the applicable Confirmation.

5.7.2

Producer shall inform CTG of any problem regarding any Delivery or shipment of Product within one (1) Business Day by facsimile or email, and telephone, after Producer becomes aware of any such problem. An example of such problem(s) includes, but is not limited to, Product having a different quantity than originally set out in the Confirmation.

Article 6

PRICING AND PAYMENTS

6.1           Designated Pricing Individual.  At all times from the Commencement Date until the expiration of the Term, Producer shall designate (and may re-designate from time to time) in writing to CTG a qualified, full-time individual to interact directly with CTG for all pricing and payment matters who shall have full, binding authority on behalf of Producer for all pricing, billing, and payment matters with respect to the transactions contemplated herein (the “Designated Pricing Individual”).  The Designated Logistics Individual and the Designated Pricing Individual may be the same individual.

6.2           Confirmation Process.

6.2.1

CTG shall bid to Producer for the purchase of Product produced at the Plants either orally, in writing, or electronically (the “Bid”). CTG shall include in the Bid the quantity, shipment period and the price for such Product. Producer shall communicate in writing or electronically, its acceptance or rejection of the Bid prior to 5:00 p.m. Central Time on the day CTG provides the bid to Producer (the “Acceptance Deadline”), at which time such Bid shall automatically expire and no longer be of any effect. Notwithstanding the foregoing, prior to Producer’s acceptance of the Bid, CTG reserves the right in CTG’s sole, absolute and unreviewable discretion, to modify or withdraw the Bid and communicate in writing or electronically, such modification or withdrawal to Producer. In the event Producer fails to accept or reject a Bid prior to the Acceptance Deadline, such Bid shall be deemed rejected. Upon the acceptance of a Bid, and in any event not later than one business day after acceptance of the Bid, CTG shall deliver to Producer by facsimile (fax), electronic communication (email), or other means of delivery, a written Confirmation of Purchase and Sale Transaction substantially in the form attached hereto as Exhibit “B” and incorporated herein by this reference (the “Confirmation”). The Confirmation shall include the type and quantity of Product to be purchased by CTG and the firm purchase price in U.S. dollars/Unit for such Product (the “Confirmed Price”). The Confirmed Price less the CTG Service Fees (as defined below) is referred to herein as the “Purchase Price” payable by CTG for the Product.

6.2.2

As an alternative to Bid pricing, Producer may sell Product based on the index pricing set forth on Exhibit “C”
(the “Index Price”). Product to be sold and purchased using the Index Price shall be memorialized using Confirmations, with the actual Confirmed Price and Purchase Price to be determined one (1) week prior to shipment.

6.2.3

Producer shall have the right to establish “flat pricing” of Product for up to ninety (90) days forward. It is understood that the tenor of any financial contracts and any flat pricing beyond ninety (90) days, will be analyzed on a case-by-case basis commensurate with Producer’s financial and credit status as determined by CTG in its sole discretion.

6.2.4

[*].

6.3           This Section Intentionally Deleted.

6.4           Industrial Product.  Except as otherwise expressly provided herein, Industrial Product shall be considered Product hereunder and shall be subject to all of the terms and conditions herein.  Notwithstanding any provision herein to the contrary: (i) Industrial Product shall be subject to a CTG Service Fee equal to [*] per Unit (not [*] per Unit as per Section 6.5); (ii) Industrial Product shall not be subject to the [*] provisions set forth in Section 6.2.4 above; and (iii) CTG shall bear all costs of Logistics pertaining to Industrial Product Delivered to CTG hereunder.  “Industrial Product” means ethanol produced by Producer which is intended for use other than as a fuel or fuel additive, including without limitation use as a food or food ingredient.

6.5           CTG Service Fees.  In consideration for CTG’s agreement to purchase Product hereunder, and other obligations contained herein, CTG shall deduct from the Confirmed Price for all Product sold to CTG under this Agreement, a service fee equal to [*] per Unit (the “CTG Service Fee”).

6.6           Taxes.  Producer shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Product sold to CTG hereunder that arise prior to, or at the time and as a result of, the sale of such Product to CTG.  CTG shall pay or cause to be paid all Taxes, including fuel or excise Taxes, on Product that arise after the sale of Product by Producer to CTG hereunder.  Any and all state or federal tax, production, investor, or U.S. excise credits, any and all emissions credits, other government incentives or credits or benefits relating to the production of Product or the sale thereof to CTG, shall inure solely to the benefit of Producer.

6.7           Billing and Payment.

6.7.1

Invoice. Within one business day of Delivery of Product to CTG (each an “Invoice Date”), Producer will provide an invoice to CTG, in writing or electronically, setting forth the amounts due from CTG with respect to such Delivery of Product (the “Invoice”).

6.7.2

Payment Due. CTG shall issue payment to Producer by electronic or wire transfer within [*] business days after Delivery of the Product referenced on the applicable Invoice.

Article 7

REPRESENTATIONS AND WARRANTIES

7.1           Representations, Warranties and Covenants.  Producer and CTG each represent, warrant and covenant to the other that:

7.1.1

Such Party is duly organized, validly existing, and in good standing under the laws of the state of its formation, has registered as a foreign entity in those jurisdictions where such registration is required, and has the power and authority to own and operate its properties and to carry on its business as now being conducted;

7.1.2              Such Party is duly authorized to execute and deliver this Agreement and any Confirmations, perform the covenants contained herein and therein, to consummate the transactions contemplated hereby, and to execute, deliver and perform all documents and instruments to be executed and delivered by such Party pursuant hereto, and all required action in respect to the foregoing has been taken by such Party;

7.1.3              When executed and delivered, this Agreement, any Confirmations, and all of the documents and instruments described herein and therein, will constitute valid and binding obligations of the Parties thereto, enforceable against the Parties, in accordance with their respective terms;

7.1.4              The execution and delivery of this Agreement and any Confirmations, and the performance of or compliance with the terms and provisions of this Agreement and any Confirmations will not conflict with, or result in a breach of, a default under, or accelerate any agreement, lease, license, undertaking or any other instrument or obligation of any kind or character to which such Party is a party or by which such Party or the Product may be bound, and will not constitute a default thereunder or result in the declaration or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Product;

7.1.5              Except as set forth in 15.2, it (i) has not assigned, transferred, created or permitted to exist any lien or other encumbrance on, or otherwise disposed of, or purported to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of any of its rights to any amounts that may be owed to it under this Agreement to any third-party, and (ii) covenants that, so long as this Agreement is in effect, it will not assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of or purport to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of any of its rights to any amounts that may be owed to it under this Agreement, to any third-party;

7.1.6              It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement or any Confirmation issued pursuant thereto; and

7.1.7              It has entered into this Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks.

Article 8
POSSESSION AND TITLE

8.1           Title; Risk of Loss.  The Product to be sold by Producer shall be delivered FOB the Delivery Point; provided that title to, possession of, and risk of loss of or damage to the Product meeting the Specifications and delivered according to this Agreement shall transfer from Producer to CTG at Delivery of the Product.  Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk of loss of and in the Product.  Notwithstanding anything herein to the contrary, in the case of Product rejected as Nonconforming and returned to Producer pursuant to Section 4.3 by CTG, the title and risk of loss to such Product shall pass to Producer promptly upon the written notice of rejection thereof by CTG provided to, and received by, Producer.

8.2           Responsibility for Product.  CTG shall have no responsibility or liability with respect to any Product delivered under this Agreement until Delivery.  Without prejudice to CTG’s right to reject Nonconforming Product as set forth in Section 4.3 and without affecting

Producer’s liability for the Delivery of Nonconforming Product, Producer shall have no responsibility or liability with respect to the Product after Delivery or on account of anything which may be done or happen to arise with respect to such Product after such Delivery except as otherwise expressly provided for herein.

Article 9
FORWARD MARKET SERVICES

9.1           Services.  During the Term and for no additional cost to the Producer, CTG will (i) review Product positions and current market conditions relating to purchases of Product, (ii) provide basis quotes, index quotes and price quotes for nearby and forward markets on an as needed and requested by Producer basis if available in the market, and (iii) provide Producer with daily mark-to-market position reporting for all fixed price and open positions for the activities at the Plants, each for the purpose of supporting Producer’s risk management policies  (the “Forward Market Services”).

9.2           No Liability.  CTG and Producer acknowledge that Product markets are volatile and subject to events over which neither CTG nor Producer have any control.  Producer acknowledges that (i) any provision of Forward Market Services by CTG is provided as a courtesy to Producer at no charge and is for informational purposes only and (ii) any decisions concerning Producer’s risk management strategies and the implementation of such strategies by it, are and will be made solely by Producer and are the sole responsibility of Producer.  CTG is not responsible for any losses, liabilities, costs, or expenses incurred by Producer or entitled to any gains of Producer, resulting from any Forward Market Services supplied by CTG.   IN NO EVENT SHALL CTG OR PRODUCER BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES OF ANY NATURE, INCLUDING BUT NOT LIMITED TO, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR PROFITS OR BUSINESS INTERRUPTIONS, ARISING IN ANY WAY OUT OF THE PROVISION OF THE FORWARD MARKET SERVICES.

Article 10
CONFIDENTIALITY

10.1         Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean any information which is disclosed by one Party to the other pursuant to this Agreement and which is oral, written, graphic, machine readable or other tangible form, whether or not marked or identified as confidential or proprietary.  Confidential Information shall not include any information which is (a) already known to the recipient, (b) already in the public domain, (c) lawfully disclosed to it by a third party, or (d) legally required to be disclosed by the recipient.

10.2         Producer Nondisclosure.  Producer acknowledges that, by reason of this Agreement, it may become privy to Confidential Information belonging to CTG.  With the exception of its investors, legal advisors, financial advisors, accountants and/or lenders, their agents, representatives, or employees (hereinafter “Producer’s Parties”), Producer shall not, without the prior written consent of CTG, and except as otherwise required by law, disclose to any third parties or use for Producer’s own benefit any CTG Confidential Information, except for the intended use pursuant to this Agreement.  Producer shall inform any of Producer’s Parties and any consented-to third parties to whom Producer intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall ensure that such persons are bound by confidentiality obligations similar to those set forth herein.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement and any Transaction Document for a period of two (2) years.  Notwithstanding the foregoing, Producer may disclose the provisions of this Agreement to Producer’s Parties provided such parties have agreed in writing to be bound by the confidentiality obligations of this Article 10.

10.3         CTG Nondisclosure.  CTG acknowledges that, by reason of this Agreement, it may become privy to Confidential Information belonging to Producer.  CTG shall not, without the prior written consent of Producer, disclose to any third parties any such Confidential Information.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement for a period of two (2) years.

10.4         Term of Confidentiality Agreement.  The Parties hereby agree that the term of any Confidentiality Agreement by and between the Parties, or by the Producer for the benefit of CTG, is hereby extended, and shall remain the binding obligation of Producer until the later of (i) the expiration of such Confidentiality Agreement in accordance with its terms, or (ii) two (2) years following the expiration of the Term of this Agreement, and further agree that the provisions of this Article 10 shall supersede over any conflicting provisions contained in such Confidentiality Agreement(s).

Article 11
FORCE MAJEURE

11.1         Force Majeure.  In the event either Party hereto is rendered unable by reason of Force Majeure to carry out its obligations under this Agreement, upon such Party giving written notice of such Force Majeure to the other Party as soon as possible after the occurrence of the cause relied on, the obligations of the Party giving such notice, so far as they are affected by Force Majeure, shall (except as otherwise provided in Article 13) be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as reasonably possible, be remedied with all reasonable dispatch.

11.2         Definition of Force Majeure.  The term “Force Majeure,” as used in this Agreement, shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of commercially reasonable efforts, such Party is unable to prevent or overcome.  Such term shall include, but not be limited to: acts of God, acts of the public enemy (including terrorism), wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, floods, storms, washouts or other inclement weather resulting in a delay of the movement, loading or off-loading of Transport Carriers, or the inability of Producer or CTG to sell or resell the Product due to governmental action or embargo, all of which shall be beyond the reasonable control of the Party claiming Force Majeure.  In no event shall Force Majeure include any economic or commercial changes or events affecting the purchase, sale, transport or production of Product, except to the extent that such economic or commercial changes or events result from any of the foregoing Force Majeure causes.

11.3         Sale of Product Upon CTG Claim of Force Majeure.  If CTG is the Party claiming Force Majeure, Producer may, upon written notice to CTG, sell the Product to third-parties during the duration of the Force Majeure event, but only to the extent of CTG’s inability to perform or CTG’s delay in performance of this Agreement.

Article 12
INDEMNITY AND LIMITATIONS ON LIABILITY

12.1         Indemnification by Producer.  Except as may be otherwise provided in this Agreement, and subject to the limitations in Section 12.3 herein, Producer shall indemnify, defend and hold harmless CTG, its affiliates and their respective officers, directors, employees, agents, members, managers, shareholders and representatives from and against any and all claims, liabilities, actions, losses, damages, fines, penalties, costs and expenses (including reasonable attorneys fees) (collectively “Damages”) actually suffered by CTG resulting from or arising in connection with claims (x) for personal injury or tangible or real property damage, or (y) by third parties, in either case to the extent arising out of (a) any negligence or willful misconduct of Producer or any of its officers, directors, employees, agents, representatives and contractors hereunder; or (b) any material breach of this Agreement or any Transaction Document by Producer.

12.2         Indemnification by CTG.  Except as may be otherwise provided in this Agreement, CTG shall indemnify, defend and hold harmless Producer, its affiliates and their respective officers, directors, employees, agents, members, managers, shareholders and representatives from and against any and all Damages actually suffered by Producer resulting from or arising in connection with claims (x) for personal injury or tangible or real property damages, or (y) by third parties, in either case to the extent arising out of (a) any gross negligence or willful misconduct of CTG or any of its officers, directors, employees, agents, representatives and contractors hereunder; or (b) any material breach of this Agreement by CTG.

12.3         Limitation of Liability.  IN NO EVENT SHALL PRODUCER OR CTG BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR PROFITS OR BUSINESS INTERRUPTIONS ARISING IN ANY WAY OUT OF THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, OR ANY BREACH OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS.

Article 13
DEFAULT AND TERMINATION

13.1                           Event of Default.  An “Event of Default” shall mean, in addition to the other matters described in this Article 13, with respect to a Party, the occurrence of any of the following events:

13.1.1                The failure to make, when due, any payment required pursuant to this Agreement or any Transaction Document;

13.1.2                Any representation or warranty made by such Party herein or any Transaction Document is false or misleading in any material respect when made or when deemed made;

13.1.3                The failure to perform any material covenant, condition, or obligation set forth in this Agreement or any Transaction Document;

13.1.4                This section intentionally deleted;

13.1.5                Either party directly or indirectly, including by operation of law, transfers, assigns, sells, or disposes of all or substantially all of its assets or any rights or obligations under this Agreement, without the prior written consent of the other party, which shall not be unreasonably withheld, except to the extent such transfer, assignment, sale or disposition is otherwise specifically permitted by clause (iii) of Section 15.2 of this Agreement; or

13.1.6                Any Party herein shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Party hereunder shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors (collectively “Bankruptcy”).

13.2         Right to Cure.  If an Event of Default is not cured within fifteen (15) days (or two (2) business days with respect to clause 13.1.1) after receipt of a notice thereof from the non-defaulting Party, the non-defaulting Party may, at any time after the applicable cure period, terminate this Agreement by written notice.  Notwithstanding the foregoing provision, no cure period shall apply to Bankruptcy and Producer or CTG may, upon the occurrence of any of the above regarding the other party, immediately suspend further performance under this Agreement or any Transaction Document, with or without giving notice of such default or notice of termination.

13.3         Non-Waiver of Future Default.  No waiver by either Party of any Event of Default by the other Party in the performance of any of the provisions of this Agreement or any Transaction Document will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

13.4         Cross Default.  The occurrence and continuance of an Event of Default under this Agreement or any Transaction Document, now existing or entered into hereafter, shall constitute, at the election of the non-defaulting Party, in its sole, absolute and unreviewable discretion, an Event of Default under this Agreement or any such Transaction Document, or combination of such agreements (together the “Cross Default”).  A waiver of a Cross Default by the non-defaulting Party pursuant to this Section 13.4 shall not operate or be construed as a waiver of any other Event of Default or Cross Default.

13.5         Termination by Mutual Agreement.  This Agreement may be terminated upon mutual written agreement between the Parties.

13.6         Termination By Either Party.  Either Party may for any reason terminate this Agreement by providing written notice thereof at least [*] prior to termination.

13.7         This section intentionally deleted.

13.8         Termination for Force Majeure.  In the event that Force Majeure shall continue for a period of ninety (90) days from the date the Party claiming relief due to Force Majeure gives the other Party notice thereof, the Party not claiming such relief shall have the right to terminate this Agreement by furnishing written notice to the Party claiming Force Majeure relief, with termination effective upon the expiration date of such ninety (90) day period.  Upon such termination, each Party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure and obligations pursuant to Article 10 and Section 13.9 herein.

13.9         Rights and Obligations on Termination or Default.  Upon termination of, or default under, this Agreement, whether contained in this Article 13 or otherwise contained in this Agreement:

13.9.1      Any rights of CTG or Producer to payments accrued through termination of this Agreement shall remain in effect and, unless otherwise specified herein, all payments and monetary obligations of the respective Parties required pursuant to this Agreement and any Transaction Document shall be made pursuant to this Agreement.

13.9.2      In addition to other remedies available, if Producer defaults in Producer’s obligation to deliver Product under Confirmed Orders, then CTG may, but shall not be obligated to, “cover” by purchasing Product from third parties.  Producer shall pay to CTG the amount, if any, by which (i) the cost of such third-party Product, including all reasonable costs and expenses associated with the purchase of Product from third parties, plus a CTG Service Fee for such amounts of Product purchased, exceeds (ii) the Confirmed Price of Product.  Payments due and owing under this Section 13.9.2 shall be made pursuant to this Agreement.

13.9.3      In addition to other remedies available, if CTG defaults in CTG’s obligation to purchase Product under Confirmed Orders, Producer may, but shall not be obligated to, “cover” by selling its Product to third parties.  CTG shall pay to Producer the amount, if any, by which (i) the Confirmed Price of such Product, less the related CTG Service Fee, plus other reasonable costs and expenses associated with Producer’s sale of Product to third parties, exceeds (ii) the net price to such third party.  Payments due and owing under this Section 13.9.3 shall be made pursuant to this Agreement. In the event that CTG fails to purchase all of the Product included in the Production Forecast or otherwise actually produced by Producer, then Producer may sell such Product not purchased by CTG to third-parties but only to the extent of CTG’s failure to purchase such Product and without any liability to CTG hereunder.

13.9.4      This section intentionally deleted.

13.10       Cumulative Rights and Remedies.  The rights and remedies under this Article 13 are cumulative and not exclusive.  Upon default (whether or not an Event of Default) or termination, the non-defaulting Party shall additionally have such other and further rights as may be provided at law or in equity, including all rights of set-off as contained in this Agreement, and such rights may be exercised in such order and combination as the non-defaulting Party may determine.

Article 14
INSURANCE

14.1         Insurance Requirements.  Producer and CTG shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the insurance set forth on Exhibit “D”.

Article 15
MISCELLANEOUS

15.1         No Press Releases or Public Announcements.  Except as otherwise mandated by applicable law, no Party may issue, or otherwise permit to be issued, any press release or other public announcement relating to the subject matter or existence of this Agreement without the prior written approval of the other Party, which approval may be withheld in such Party’s sole discretion.  Additionally, the Parties acknowledge that a Confidentiality Agreement, as describe in Section 10.4 above, may have been entered into between the Parties relating to the transactions contemplated herein.  For purposes hereof, the Parties agree and acknowledge that the mere existence of this Agreement shall be deemed confidential information, without regard to whether such a Confidentiality Agreement has been entered into, and shall not be disclosed, except as otherwise specifically permitted hereunder, without the prior written consent of CTG or Producer, which consent shall not be unreasonably withheld.

15.2         Assignment.  Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld.  A change in fifty percent (50%) or more in the ownership of Producer or CTG shall be construed to be an assignment for purposes of this Section; provided, however, either Party may, without the need for consent from the other: (i) transfer, sell, pledge, encumber or assign this Agreement including the revenues or proceeds hereof, in connection with any financing or other financial arrangements; (ii) transfer or assign this Agreement to an affiliate as long as the affiliate is at least as creditworthy as the assigning Party; or (iii) transfer or assign this Agreement to an entity succeeding to all or substantially all of the assets or operations of the assigning Party by way of  merger, reorganization or otherwise; provided, further, that no such assignment shall in any way relieve the assigning Party from liability for full performance hereunder or result in a change in any rights or obligations of the other Party under this Agreement.  In the event one or both of the Plants are sold by Producer, CTG shall have the right to terminate this Agreement and the Transaction Documents on [*] prior written notice to Producer.  CTG agrees to execute a consent to assignment for the benefit of Producer’s lenders in substantially the form furnished by counsel for Producer’s lenders on May 30, 2008.

15.3         Records.  Producer and CTG will each establish and maintain at all times, true and accurate books, records and accounts relating to their own transactions under this Agreement in accordance with generally accepted accounting principles applied consistently from year to year in accordance with good industry practices.

15.4         Audit of Records.  During normal business hours, each Party or its designated auditor has the right to inspect or audit the books, records and accounts of the other relating solely to the transactions in this Agreement, provided the right to inspect or audit shall be limited to two (2) calendar years following the completion of any delivery of Product.

15.5         Dispute Resolution.

15.5.1              Dispute Notice.  The Parties shall make a diligent, good faith attempt to resolve all disputes before either Party commences arbitration with respect to the subject matter of any dispute.  If the representatives of the Parties are unable to resolve a dispute within forty five (45) days after either Party gives written notice to the other of a dispute, either Party may, by sending a dispute notice to the other Party, submit the dispute to binding arbitration in accordance with the Governing Body Arbitration Rules, except as such Governing Body Arbitration Rules may be modified by this Agreement.

15.5.2              Appointment of Arbitrators.  A sole arbitrator shall be appointed pursuant to the Governing Body Arbitration Rules.

15.5.3              Location.  The site of the arbitration shall be determined by the Governing Body, unless otherwise agreed by the Parties.

15.5.4              Diligence; Remedies.  The Parties shall diligently and expeditiously proceed with arbitration.  The arbitrators shall decide the dispute by majority of the arbitrators.  The arbitrators shall be instructed to render a written decision within forty five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrators, subject to any reasonable delay due to unforeseen circumstances.  Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, the arbitrators shall be empowered to award any remedy available under the laws of the State of Delaware including, but not limited to, monetary damages and specific performance.  The arbitrators shall not have the power to amend or add to this Agreement.  The award of the arbitrators shall be in writing with reasons for such award and signed by the arbitrators.  Any award rendered shall be final and binding.  Judgment rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15.5.5              Waiver of Appellate Review; Enforcement.  The Parties hereby waive any rights to appeal or to the review of such award by any court or tribunal.  The Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision may be enforced by any competent tribunal.

15.5.6              Costs of Arbitration.  The costs of such arbitration shall be determined by and allocated between the Parties by the arbitral tribunal in its award.

15.5.7              Independent Agreement.  This Section 15.5 constitutes an independent contract between the Parties to, pursuant to the Governing Body Arbitration Rules (except as said Governing Body Arbitration Rules are modified by the express terms of this Agreement), arbitrate all disputes between the Parties related to this Agreement, including, without limitation, disputes regarding the formation of contract(s) and whether either Party is entitled to quasi-contractual or quantum merit recovery from the other Party.

15.5.8              Continuation of Performance.  Unless otherwise agreed in writing or as set forth in Article 13, the Parties shall each continue to perform their respective obligations hereunder during any proceeding by the Parties in accordance with this Section 15.5.

15.6         Inurement.  This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties, and Producer shall cause the same to be assumed by and to be binding upon any successor owner or operator of the Plants.

15.7         Entire Agreement.  This Agreement together with the agreements referred to herein as executed pursuant hereto, including the Transaction Documents and any  confidentiality or nondisclosure agreements previously executed by the Parties in connection herewith, constitutes the entire Agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein shall be given no effect.

15.8         Amendments.  There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.  Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.

15.9         Governing Law.  The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Delaware without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state.

15.10       Compliance with Laws.  This Agreement and the respective obligations of the Parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

15.11       Furnishing of Information and Further Action.  The Parties will, upon request, provide such additional information and take or obtain such further action as may be reasonably required to allow the Parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement, including but not limited to the execution of a contract for arbitration with the Governing Body.

15.12       Faithful Performance and Good Faith.  The Parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement for which are not specifically provided for herein.

15.13       Relationship. The relationship of CTG and Producer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party the power to unilaterally direct and control the day-to-day activities of the other or to be considered an agent of the other; to constitute the Parties as partners, joint ventures, co-owners or otherwise; or to allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.  Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.

15.14       Notice Addresses.  Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party pursuant to the terms and conditions of this Agreement, shall be deemed to be sufficiently given if delivered by hand or sent by certified mail, nationally recognized delivery service or by fax, and addressed as follows:

If to CTG:	ConAgra Trade Group, Inc.
Eleven ConAgra Drive
Omaha, NE 68102-5011
	Attn:	Director - Renewable Fuels
	Fax:	(402) 595-7804
	Phone:	(402) 595-5300

With a copy to:	ConAgra Trade Group, Inc.
Eleven ConAgra Drive, STE 11-160
Omaha, NE 68102
Fax: (402) 997-8851
Attn: Manager of Commodity Contracts

If to Producer:	Heartland Grain Fuels, LP
c/o Advanced BioEnergy, LLC
10201 Wayzata Blvd, Suite 250
Minneapolis, MN 55305
	Attn:	Revis L. Stephenson III
	Fax:	(763) 226-2725
	Phone:	(763) 226-2701

Where this Agreement indicates that notice or information may be provided electronically or by email, such notice or information shall be deemed provided if sent to the email address, of such Party indicated above and shall be effective as of the date sent if sent prior to 5:00 p.m. Central Time on a Business Day, otherwise effective as of the next Business Day.  Either Party may give notice to the other Party (in the manner herein provided) of a change in its address for notice.  Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, certified mail or delivery service on the date of delivery or the date delivery is refused; and, if sent by fax before or during normal business hours, on the Business Day of the sending of the notice and the machine-generated evidence of receipt or if after normal business hours, on the Business Day following the sending of the notice and the machine generated evidence of receipt.

15.15                     Costs to be Borne by Each Party.  Producer and CTG shall each pay their own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.

15.16                     Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if Producer and CTG had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.  Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of such original signature or the document to which affixed, all of which shall be deemed waived.

15.17                     Severability.  Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall be amended so as to most closely conform to the original intent of the Agreement without the offending provision, and as so amended shall continue in full force and effect.

15.18                     Headings.  The article and section headings used herein are for convenience and are not for interpretation.

15.19                     Waiver.  No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.

15.20                     Interpretation.  This Agreement shall not be interpreted against the Party drafting or causing the drafting of this Agreement.  All Parties hereto have participated in the preparation of this Agreement.  In the event of an inconsistency between or among the following documents entered into by the Parties, the following order of precedent shall govern:

15.20.1           This Agreement; and

15.20.2           A Confirmation, confirmation of purchase and sale transaction, or other document used for the purposes of a Confirmation, including but not limited to, any general terms contained therein.

15.21                     Incorporation of Exhibits/Schedules.  The exhibits and schedules attached hereto form an integral part of this Agreement and are hereby incorporated herein by reference.

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the Effective Date.

CONAGRA TRADE GROUP, INC., a Delaware corporation

By:	/s/ Tom Kelly
Its:	V.P. Strategic Development
Date:	6/3/2008

HEARTLAND GRAIN FUELS, LP, a Delaware limited partnership By: Dakota Fuels, Inc., a Delaware corporation Its: General Partner

By:	/s/ Revis L. Stephenson III
Its:	Chairman
Date:	6/5/08

EXHIBIT “A”

ETHANOL SPECIFICATIONS

Property	Specification	A.S.T.M. Test Method
Ethanol volume %, Min	92.1	D5501
Methanol, volume %, max	0.5
Solvent-washed gum, mg/100 ml max	5.0	D381
Water content, volume %, max	1.0	E203
Denaturant content, volume %, min	1.96
Denaturant content, volume %, max	4.76
Inorganic Chloride content, mass ppm (mgIL) max	40	D512
Copper content, mg/kg, max	0.1	Dl688
Acidity (as acetic acid CH2COOH), mass percent (mg/L), max	0.007	Dl613
pH	6.5 – 9.0	D6423
Appearance	Visibly free of suspended or precipitated contaminants (clear & bright)
Sulfur, ppm max	10	D5453
Benzene, vol % max	0.06	D5580
Olefins, vol % max	0.5	D6550
Aromatics, vol % max	1.7	D5580

EXHIBIT “B”

CONFIRMATION

CONFIRMATION OF PURCHASE AND SALE TRANSACTION

[ADDRESS]	[DATE]

This letter shall confirm the agreement reached on [                        ], 200[    ] between, ConAgra Trade Group, Inc. (“CTG”) and [                                                  ] (“Counterparty”) regarding the sale and purchase of                                under the terms and conditions as follows:

SELLER:

BUYER:

COMMODITY:

TYPE / QUALITY:

CONTRACT QUANTITY:

CONTRACT PRICE:

DELIVERY POINT(S):

PERIOD OF DELIVERY:	To

OTHER TERMS:

This Confirmation is being provided pursuant to and in accordance with the Ethanol Product Off-Take Agreement dated as of [                            ], 200[    ] (the “Master Agreement”) between CTG and Counterparty, and constitutes part of and is subject to all of the terms and provisions of such Master Agreement.  Terms used but not herein defined shall have the meanings ascribed to them in the Master Agreement.

Please confirm that the terms stated herein accurately reflect the agreement between you and CTG by returning an executed copy of this Confirmation by facsimile to CTG.  If you do not execute and return this Confirmation by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following your receipt hereof, you will have accepted and agreed to all of the terms included herein, including the terms and provisions of the Agreement.

“CTG”	“Counterparty”
CONAGRA TRADE GROUP, INC.	[ ]

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT “C”

[PRICING*]

EXHIBIT “D”

INSURANCE COVERAGES

Commercial General Liability Insurance - $2,000,000

Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, Blanket and Contractual Liability.  Policy shall also include coverage for Broad Form Property Damage, including explosion, collapse and underground hazards.  Such insurance shall be on an occurrence basis.

Environmental Pollution Liability Insurance - $2,000,000

Policy shall include coverage for bodily injury or property damage arising from the handling, storage, processing, discharge or dispersion of pollutants on or about the Producer’s premises.  Such insurance may be on an occurrence basis or claims-made basis.

Prior to the initial sale of Ethanol and at all times during the Term of the Agreement, Producer and CTG shall carry and maintain product liability insurance with minimum limits of $2,000,000 for Ethanol per accident or occurrence.  The provisions for product liability and general insurance may be satisfied by issuance of separate policies, or included under the commercial general liability policies, or a combination of general commercial liability policies with umbrella/excess liability policies.

Producer and CTG shall also carry excess or umbrella liability insurance with limits of at least $4,000,000 per occurrence for bodily injury or property damage in excess of the limits afforded for general liability and automobile liability provided above.

Producer shall notify CTG at least thirty (30) days prior to the effective date of any cancellation or material change of such policies.  The designated limits of insurance for all policies required in this Exhibit D are understood to apply on a per occurrence and annual aggregate basis, with the exception of pollution liability which may include an aggregate limit for a policy term of more than one year.